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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)*



                          EFI ELECTRONICS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   268428-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)
                                Page 1 of 4 Pages

  CUSIP No. 268428-10-9


  Page    2     of    4     Pages

                                       13G

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            RECREATION SYSTEMS, INC
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            UTAH
--------------------------------------------------------------------------------
                               5         SOLE VOTING POWER
                                         197,680

                            ----------------------------------------------------
   NUMBER OF
     SHARES                    6         SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                ----------------------------------------------------
       EACH
   REPORTING                   7         SOLE DISPOSITIVE POWER
     PERSON                              197,680
       WITH                 ----------------------------------------------------

                               8         SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            197,680

--------------------------------------------------------------------------------
10          CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.7%

--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
            CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 4 Pages

Item 1.

         (a)      Name of Issuer:  EFI Electronics Corporation (the "Issuer)



         (b)      Address of Issuer's Principal Executive Offices:
                  2415 South 2300 West, Salt Lake City, Utah 84119


Item 2.

         (a) Name of Person Filing: Recreation Systems, Inc., a Utah Corporation ("RSI")


         (b)      Address of Principal Business Office or, if none, Residence:
                  505 North Kays Drive, Kaysville, Utah 84037


         (c) Citizenship: RSI is a corporation organized under the laws of the state of Utah


         (d) Title of Class of Securities: Common Stock $.0001 par value (the "Common Stock")


         (e)      CUSIP Number:  268428-10-9



Item 3.

     This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).

Item 4.  Ownership

     As of January 31, 1997, RSI was the beneficial owner of and had sole investment and voting power for 197,680 shares of the Issuer's Common Stock. Such shares constituted 4.7% of the outstanding class of the Common Stock. (C. Martin Rasmussen is President and Chief Executive Officer of RSI, a family owned business.)

Item 5.  Ownership of Five Percent or Less of a Class

     This statement is being filed to report that RSI has ceased to be the beneficial owner of more than 5% of the class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable.

                                Page 3 of 4 Pages

Item 8.  Identification and Classification of Members of the Group

     Not applicable.

Item 9.  Notice of Dissolution of Group

     Not applicable.

Item 10. Certification

     Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                             Date:  February 7, 1997

                                             RECREATION SYSTEMS, INC.,
                                               A Utah Corporation


                                             /s/C. Martin Rasmussen
                                             By:  C. Martin Rasmussen, President




SEC 1745 (2-95)
                                Page 4 of 4 Pages